Exhibit 99.1

FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Second Quarter Dividend

May 13, 2010 Hampton, VA Old Point Financial Corporation (“OPOF” – Nasdaq) has declared a quarterly dividend of $0.05 per share of common capital stock to be paid on June 30, 2010, to shareholders of record as of May 28, 2010.

The dividend for the preceding quarter was $0.10 per share of common capital stock. Old Point executives say reducing the dividend in the second quarter is part of the overall strategy to further strengthen the organization’s capital position and its mission of long-term growth.

“Having weathered economic cycles, including the Great Depression, for more than eight decades, we understand the importance of taking prudent steps that reinforce Old Point’s soundness and ability to grow into the future,” said Robert F. Shuford, Sr., Chairman and President of Old Point Financial Corporation. “The economic climate continues to present challenges and this change in the dividend reflects the careful approach that is in the best long-term interest of shareholders and the company.”

Old Point National Bank opened for business in 1923 and has operated continuously and under local management ever since.

Old Point Financial Corporation (“OPOF” - Nasdaq) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with 21 branches and more than 60 ATMs throughout Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information contact Lani Chisman Davis at Old Point National Bank at 757- 728-1286.

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